Leatt Corp Announces Record Breaking Year; Reports Results for Fourth
Quarter and Full Year 2021

88% Increase in Global Revenues to $72.5 million

184% Increase in Net Income to $12.6 million

179% increase in Earnings Per Share to $2.29

CAPE TOWN, South Africa, (March 10, 2022) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the fourth quarter and full year ending December 31, 2021. All financial numbers are in U.S. dollars.

2021 Highlights

• Record Fourth quarter revenues of $23.2 million, up 82%, compared to 2020.

• Fourth quarter net income of $3.8 million, up 115%, compared to 2020.

• Record full year revenues of $72.5 million, up 88%, compared to 2020.

• Record full year net income of $12.6 million, up 184%, compared to 2020.

• Record increase in earnings per share to $2.29 per basic share, up 179%, compared to 2020.

• Income from operations of $16.6 million, up 185%, compared to 2020.

• Cash and cash equivalents increased to $5.02 million, compared to $2.97 million in 2020.

• Recipient of Powersports Nifty 50 Award for 8.5 Moto Helmet Kit.

• Launched an initial line of high-performance eco-friendly MTB apparel.

Chief Executive Officer Sean Macdonald commented: "2021 was an absolutely exceptional year for Leatt, led by strong financial performance and global brand development in the context of surging demand for our innovative award-winning products. We closed out the year with a strong fourth quarter, the strongest quarter in our history in terms of revenue. Revenues for the fourth quarter of 2021 increased to $23.2 million, up 82%, compared to $12.7 million for the fourth quarter of 2020. We have now achieved record-breaking revenues for six consecutive quarters.

"Total global revenues for 2021 were $72.5 million, up 88%, compared to $38.6 million for  2020. We achieved very strong, double-digit revenue growth in all of our product categories in 2021 and in every major geographical region in which we sell our products. Net income for 2021 was $12.6 million, an increase of 184%, with earnings per share up to $2.29, compared to the prior year- a testament to our focus on driving revenues through category refinement and our ability to operate efficiently. Gross profit for 2021 increased to $31.4 million, up 81%, compared to $17.4 million for 2020. Total operating expenses increased 29% as we continue to invest in key drivers of future growth.

"Although we do continue to experience some challenging supply chain conditions globally due to port congestion, particularly in the U.S., as a result of the Covid-19 pandemic, our business has shown remarkable resilience and strength. We continue to develop and refine exceptional "head-to-toe" protective gear to enable rider freedom and to reach a wider rider audience, and consumers continue to enthusiastically participate in outdoor activities.

Founder and Chairman Dr. Christopher Leatt remarked: "Our development and engineering teams continue to strive for product excellence through innovation and cutting edge materials and manufacturing techniques, combined with professional and amateur rider engagement. Our team remains committed to striving for sustainable material usage and we are proud to be using eco-friendly bio-degradable packaging throughout our product line up. Our growing pipeline of products continues to be an important source of revenue for our customers globally and we are motivated by our most recent awards including the Powersports recognition of our 8.5 Moto helmet kit, which is an important part of our fully re-engineered off-road motorcycle helmet range."

Financial Summary

Total revenues for the fourth quarter of 2021 increased to $23.2 million, up 82%, compared to $12.7 million for the fourth quarter of 2020.

Fourth quarter income from operations increased to $5.0 million, up 115%, compared to $2.3 million for the fourth quarter of 2020.

Net income for the fourth quarter of 2021 increased to $3.8 million, or $0.68 per basic and $0.62 per diluted share, up 115%, compared to $1.8 million, or $0.33 per basic and $0.30 per diluted share, for the fourth quarter of 2020.

Revenues for 2021 increased to $72.5 million, up 88%, or $33.9 million, compared to $38.6 million for 2020, driven by a 73% increase in neck brace sales, an 85% increase in body armor sales, a 134% increase in helmet sales, and an 82% increase in other products, parts and accessories sales.

Gross Profit for 2021 increased to $31.4 million, up 81%, compared to $17.4 million for 2020.

Income from operations for 2021 increased to $16.6 million, up 185%, compared to $5.8 million for 2020.

Net income for 2021 increased to $12.6 million or $2.29 per basic share and $2.07 per diluted share, up 184%, compared to $4.4 million, or $0.82 per basic share and $0.74 per diluted share, for 2020.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At December 31, 2021, the Company had cash and cash equivalents of $5.02 million and a current ratio of 2.4:1.

Business Outlook

Mr. Macdonald added: "While we will continue to monitor consumer buying patterns, macro-economic and geopolitical risks and the Covid-19 pandemic cautiously, our entire team is extremely optimistic about the future and our ongoing brand momentum. Consumer demand for our products continues to surge, and people around the world continue to participate in outdoor activities. We expect that our new partnership with the Pivot Factory Racing MTB Team, where their riders will race with our full range of protective gear and apparel, will be a tremendous boost in exposure for the Leatt brand.

"Our goals are to continue to refine our product categories to deliver exceptional products to a wider community of riders and to gain market share through product innovation and brand engagement. Many of our categories that have launched well are still in their infancy and show great potential to contribute to exponential growth.

"We still have a lot of work to do to remain at the forefront of product innovation and invest in building a global consumer brand in a competitive environment, but we are enthused by our team's resilience and our ability to gain market share, which we expect will continue in 2022 and beyond."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, March 10, 2022, to discuss the 2021 fourth quarter and full year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13727761.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to continue to maintain its innovative and cutting edge pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company's global supply chain to remain stable to fulfill the Company's customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

(917)-841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 AND 2020

ASSETS

	2021	2020
Current Assets
Cash and cash equivalents	$5 022 436	$2 967 042
Short-term investments	58 262	58 257
Accounts receivable, net	12 660 936	7 173 829
Inventory, net	21 081 481	9 670 036
Payments in advance	1 610 640	805 098
Income tax refunds receivable	-	2 964
Prepaid expenses and other current assets	4 178 427	2 109 190
Total current assets	44 612 182	22 786 416

Property and equipment, net	3 128 086	3 052 276
Operating lease right-of-use assets, net	1 393 213	285 932
Deferred tax asset, net	-	78 700

Other Assets
Deposits	33,339	33,699

Total Assets	$49,166,820	$26,237,023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$14,617,671	$8,008,925
Note payable, current	83 270	-
Operating lease liabilities, current	318 621	207 824
Income taxes payable	2 738 818	1 654 200
Short term loan, net of finance charges	975,025	677,601
Total current liabilities	18,733,405	10,548,550

Deferred compensation	320,000	240,000
Note payable, net of current portion	189,249	-
Operating lease liabilities, net of current portion	1 074 592	78,108
Deferred tax liability, net	228 600	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,673,683 and 5,430,374 shares issued
and outstanding	130,162	130,111
Additional paid - in capital	9,230,847	8,338,158
Accumulated other comprehensive loss	(779 268)	(562 700)
Retained earnings	20 036 233	7 461 796
Total stockholders' equity	28,620,974	15,370,365

Total Liabilities and Stockholders' Equity	$49,166,820	$26,237,023

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020

Revenues	$72,475,813	$38,604,289
Cost of Revenues	41,029,710	21,215,669
Gross Profit	31,446,103	17,388,620
Product Royalty Income	182 698	88 748
Operating Expenses
Salaries and wages	5 003 640	3 480 181
Commissions and consulting expenses	812 097	586 509
Professional fees	1 072 912	793 859
Advertising and marketing	2 170 788	2 167 445
Office lease and expenses	428 608	306 855
Research and development costs	1 826 846	1 522 758
Bad debt expense	222 250	71 862
General and administrative expenses	2 450 376	1 879 286
Depreciation	1 025 536	832,216
Total operating expenses	15,013,053	11,640,971
Income from Operations	16 615 748	5 836 397
Other Income (Expenses)
PPP loan forgiveness income	-	210 732
Interest and other expenses, net	(163)	(4 724)
Total other income (expenses)	(163)	206 008

Income Before Income Taxes	16 615 585	6 042 405
Income Taxes	4 041 148	1 618 533
Net Income Available to Common Shareholders	$12 574 437	$4 423 872
Net Income per Common Share
Basic	$2.29	$0.82
Diluted	$2.07	$0.74
Weighted Average Number of Common Shares Outstanding
Basic	5,480,375	5,390,420
Diluted	6,068,276	5,990,798
Comprehensive Income
Net Income	$12 574 437	$4 423 872
Other comprehensive income, net of ($1,000) and $20,500 deferred income taxes in 2021 and 2020
Foreign currency translation	(216,568)	(33,655)

Total Comprehensive Income	$12 357 869	$4 390 217

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Cash flows from operating activities
Net income	$12 574 437	$4 423 872
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	1 025 536	832 216
Deferred income taxes	307 300	(78 700)
Stock-based compensation	866 740	242 093
Bad debts reserve	189 699	(2 819)
Inventory reserve	(408)	7 464
Gain (loss) on sale of property and equipment	5 040	(22 189)
PPP loan forgiveness income	-	(210 732)
(Increase) decrease in:
Accounts receivable	(5 676 806)	(4 214 998)
Inventory	(11 411 037)	(1 022 324)
Payments in advance	(805 542)	(357 622)
Prepaid expenses and other current assets	(2 069 237)	(980 123)
Income tax refunds receivable	2 964	(2 964)
Deposits	360	(7 057)
Increase (decrease) in:
Accounts payable and accrued expenses	6 608 746	2 599 578
Income taxes payable	1 084 618	1 061 539
Deferred compensation	80 000	80 000
Net cash provided by operating activities	2 782 410	2 347 234
Cash flows from investing activities
Capital expenditures	(1 139 298)	(1 477 454)
Proceeds from sale of property and equipment	1 966	25 713
Increase in short-term investments, net	(5)	(18)
Net cash used in investing activities	(1 137 337)	(1 451 759)
Cash flows from financing activities
Issuance of common stock	26 000	-
Proceeds from note payable	272 519	-
Repayment of note payable to bank, net	-	(300 000)
Proceeds from Paycheck Protection Program Loan	-	210,732
Proceeds from short-term loan, net	297 424	101 127
Net cash provided by financing activities	595 943	11 859
Effect of exchange rates on cash and cash equivalents	(185 622)	(13 156)
Net increase in cash and cash equivalents	2 055 394	894 178
Cash and cash equivalents - beginning of year	2 967 042	2 072 864
Cash and cash equivalents - end of year	$5 022 436	$2 967 042
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$28 276	$32 015
Cash paid for income taxes	$2 680 978	$617 282

Other noncash investing and financing activities
Common stock issued for services	$866 740	$242 093
Common stock issued for accrued leave	$-	$16 334